Exhibit 10.8(d)

EQT CORPORATION

2014 EQM VALUE DRIVER PERFORMANCE AWARD AGREEMENT

Non-transferable

G R A N T T O

_______________________________
(“Grantee”)

DATE OF GRANT: [Date], 2014
(“Grant Date”)

by EQT Corporation (the “Company”) and EQT Midstream Services, LLC (“EQM Services”) of Performance Awards (the “Performance Awards”), representing the right to earn, on a one-for-one basis, common units of limited partner interests (“Common Units”) in EQT Midstream Partners, LP (“EQM”), an Affiliate (as defined in the EQT Corporation 2009 Long-Term Incentive Plan, as amended (the “EQT Plan”)) of the Company. The Performance Awards are granted pursuant to and subject to the provisions of the EQT Plan and the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan (the “EQM Plan”), and the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Performance Awards subject to this award is [____________] (as more fully described herein, the “Target Award”). Depending on EQM’s level of attainment of a specified performance goal for the one-year period beginning January 1, 2014 and ending December 31, 2014, and Grantee’s continued employment with the Company and/or its Affiliates through the applicable Vesting Date(s), Grantee may earn and vest in 0% to 300% of the Target Award, in accordance with Exhibit A and the terms of this Agreement.

Grantee’s Performance Awards under this Agreement shall not be effective unless, no later than 45 days after the Grant Date, (i) Grantee accepts the Performance Awards through the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and (ii) Grantee executes a confidentiality, non-solicitation and non-competition agreement or an amendment to Grantee’s existing agreement containing such provisions, in each case as determined by, and acceptable to, the Company.

When Grantee accepts the Performance Awards through the Fidelity NetBenefits website, Grantee shall be deemed to have (a) acknowledged receipt of the Performance Awards granted on the Grant Date (the terms of which are subject to the terms and conditions of this Agreement, the EQT Plan and the EQM Plan) and copies of this Agreement, the EQT Plan and the EQM Plan, and (b) agreed to be bound by all the provisions of this Agreement, the EQT Plan and the EQM Plan.

TERMS AND CONDITIONS

1.    Defined Terms. Notwithstanding any contrary definition in the EQT Plan or the EQM Plan, capitalized terms used herein and not otherwise defined shall have the following meanings:

(a)
“Confirmation Date” means the date of the EQT Compensation Committee’s certification of achievement of the Threshold Performance Goal, determination of the Performance Multiplier and approval of the Confirmed Performance Awards, but no later than March 1, 2015.

(b)
“Confirmed Performance Awards” means the number of Performance Awards (rounded to the nearest whole Common Unit) equal to the Target Award times the Performance Multiplier, as determined by the EQT Compensation Committee in accordance with Exhibit A; provided, however, that if an EQT Change of Control, an EQM Change of Control or a Unit Delisting Event occurs on or before the Confirmation Date and while Grantee remains employed by the Company and/or its Affiliates, the number of Confirmed Performance Awards shall equal the Target Award, regardless of the Threshold Performance Goal or any other performance considerations. The term “Confirmed Performance Awards” shall also include any Performance Awards accumulated after the Confirmation Date or, if earlier, an EQT Change of Control, an EQM Change of Control or a Unit Delisting Event pursuant to Section 4 below.

(c)	“EQM Change of Control” means a “Change of Control” as defined in the EQM Plan.

(d)	“EQT Board” means the Company’s Board of Directors.

(e)	“EQT Change of Control” means a “Change of Control” as defined in the EQT Plan.

(f)	“EQT Compensation Committee” means the Management Development and Compensation Committee of the EQT Board.

(g)	“GP Board” means the Board of Directors of EQM Services, the general partner of EQM.

(h)	“Payment Date” is defined in Section 3 of this Agreement.

(i)
“Performance Multiplier” means the percentage, from 0% to 300%, that will be applied to the Target Award to determine the maximum number of Performance Awards that may ultimately vest and convert to Common Units based on Grantee’s continued employment through the applicable Vesting Date(s), as more fully described in Exhibit A hereto.

(j)	“Pro Rata Amount” is defined in Section 2 of this Agreement.

(k)
“Target Award” means the number of Performance Awards indicated on the cover page hereof as being the original Target Award, plus any Performance Awards accumulated from distribution equivalents on the Target Award prior to the Confirmation Date or, if earlier, an EQT Change of Control, an EQM Change of Control or a Unit Delisting Event pursuant to Section 4 below.

(l)
“Threshold Performance Goal” means the level of 2014 EBITDA, as indicated on Exhibit A hereto, that must be achieved in order for any Performance Awards to be earned by Grantee pursuant to this Agreement (absent an EQT Change of Control, an EQM Change of Control or a Unit Delisting Event occurring on or before the Confirmation Date).

(m)	“Unit Delisting Event” means the date on which the Common Units cease to be publicly traded on an established securities market.

(n)	“Vesting Date” is defined in Section 2 of this Agreement.

(o)
“2014 EBITDA” means EQM’s earnings before interest, any income taxes, depreciation and amortization for the fiscal year ending December 31, 2014, excluding the impact of acquisitions and/or dispositions in which the total consideration paid, received or assumed is equal to or in excess of $100 million, and as may be adjusted by the EQT Compensation Committee in its sole discretion as described in Exhibit A. The impact of acquisitions and/or dispositions less than $100 million may be considered for the purpose of the EQT Compensation Committee’s exercise of discretion as described in Exhibit A. Notwithstanding the foregoing and subject to Exhibit A hereto, the impact of acquisitions by EQM from the Company and/or its other Affiliates shall not be excluded from the determination of 2014 EBITDA hereunder.
2.    Earning and Vesting of Performance Awards. The Performance Awards have been credited to a bookkeeping account on behalf of Grantee and do not represent actual Common Units. Grantee shall have no right to exchange the Performance Awards for cash, units, other property or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Awards and any future rights to benefits. The Performance Awards represent the right to earn and vest in up to 300% of the Target Award, payable in Common Units on the applicable Payment Date, depending on (i) EQM’s attainment of the Threshold Performance Goal and the application of the Performance Multiplier to the Target Award in accordance with Exhibit A, and (ii) except as provided below, Grantee’s continued employment with the Company and/or its Affiliates through the applicable Vesting Date. Any Performance Awards that do not become Confirmed Performance Awards will immediately be forfeited without further consideration or any act or action by Grantee. Confirmed Performance Awards, if any, will vest and become non-forfeitable on the earliest to occur of the following (the “Vesting Date”):

(a)
as to 50% of the Confirmed Performance Awards, upon the Payment Date on or following January 1, 2015, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, and

(b)
as to 50% of the Confirmed Performance Awards, upon the Payment Date on or following January 1, 2016, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, or

(c)
as to 100% of the unpaid Confirmed Performance Awards, upon the occurrence of an EQT Change of Control, provided Grantee has continued in the employment of the Company and/or its Affiliates through such date, or

(d)	as to the Pro Rata Amount only, upon the termination of Grantee’s employment on or after January 1, 2015 under the circumstances described in the following sentence.
If Grantee’s employment is terminated involuntarily and without fault on Grantee’s part (including without limitation termination resulting from death or Disability (as defined in the EQT Plan)), any unvested Confirmed Performance Awards will vest as follows (such percentage of Confirmed Performance Awards then vesting is defined as the “Pro Rata Amount”):

Termination Date	Percent Vesting
Prior to January 1, 2015	0%
January 1, 2015 and thereafter	50%
In the event Grantee’s employment terminates for any other reason, including retirement, at any time prior to the applicable Vesting Date, all of Grantee’s Performance Awards subject to such Vesting Date will immediately be forfeited without further consideration or any act or action by Grantee. Notwithstanding anything to the contrary in this Section 2, if Grantee’s employment is terminated voluntarily or involuntarily without fault on Grantee’s part (including retirement) and Grantee remains on the EQT Board or the GP Board following such termination of employment, then notwithstanding any prior agreement to the contrary (including an agreement to enter into a form of an executive alternative work arrangement), Grantee’s Performance Awards shall not be forfeited but shall continue to vest in accordance with the above provisions for as long as Grantee remains on the EQT Board and/or the GP Board, in which case any references herein and on Exhibit A to Grantee’s employment shall be deemed to include his or her continued service on such board.

Notwithstanding anything to the contrary in this Section 2, if Grantee’s position within the Company or an Affiliate changes to a position which is not eligible for long-term incentive awards, as determined by the Company’s Vice President and Chief Human Resources Officers or the GP Board, as applicable (or if Grantee is an executive officer of the Company, as determined by the EQT Compensation Committee), all unvested Performance Awards will immediately be forfeited without further consideration or any act or action by Grantee.

3.    Form and Time of Payment. Confirmed Performance Awards shall be payable on the applicable payment date (each, a “Payment Date”) as provided in this Section 3:

•
The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(a) shall be a date selected by the Company that is no later than 60 days after January 1, 2015. Except as set forth below, such awards shall be paid on the Payment Date in Common Units, equal to one Common Unit times the number of Confirmed Performance Awards then vesting.

•
The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(b) shall be a date selected by the Company that is no later than 60 days after January 1, 2016. Except as set forth below, such awards shall be paid on the Payment Date in Common Units, equal to one Common Unit times the number of Confirmed Performance Awards then vesting.

•
The Payment Date for Confirmed Performance Awards vesting pursuant an EQT Change of Control as provided under Section 2(c) shall be the closing date of the EQT Change of Control. Except as set forth below, such awards shall be paid on the Payment Date in Common Units, equal to one Common Unit times the number of Confirmed Performance Awards then vesting.

•
The Payment Date for Confirmed Performance Awards vesting pursuant to Section 2(d) shall be a date selected by the Company that is no later than 60 days after Grantee’s qualifying termination of employment. Except as set forth below, such awards shall be paid on the Payment Date in Common Units, equal to one Common Unit times the number of Confirmed Performance Awards then vesting.

Notwithstanding the foregoing, in the event of an EQT Change of Control, an EQM Change of Control or a Unit Delisting Event, the EQT Compensation Committee may elect to pay the Confirmed Performance Awards on the applicable Payment Date in cash, in an amount equal to the number of Common Units otherwise payable multiplied by the Fair Market Value (as defined in the EQM Plan) of the Common Units as of the business day immediately preceding the EQT Change of Control, the EQM Change of Control or the Unit Delisting Event, as the case may be. Common Units distributed to Grantee under this Agreement shall be registered in Grantee’s name on the books of EQM as of the applicable Payment Date(s).

4.    Distribution Equivalents. If and when distributions are paid with respect to the Common Units while the Performance Awards are outstanding, the dollar amount or fair market value of such distributions with respect to the number of Common Units then underlying the Performance Awards shall be converted into additional Performance Awards in Grantee’s name, based on the Fair Market Value of the Common Units as of the date such distributions were payable, and such additional Performance Awards shall be subject to the same performance and time-vesting conditions and transfer restrictions as apply to the Performance Awards with respect to which they relate.

5.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Performance Awards may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. Except as provided in the EQT Plan, the Performance Awards may not be sold, assigned, transferred, or otherwise disposed of by Grantee other than by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

6.    Limitation of Rights. The Performance Awards do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a unitholder of EQM until Common Units are issued to Grantee upon settlement of the Performance Awards. Grantee shall not have voting or any other rights as a unitholder of EQM with respect to the Performance Awards. Upon conversion of the Performance Awards into Common Units, Grantee will obtain the voting and other rights as a holder of Common Units of EQM.

7.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Performance Awards. With respect to withholding required upon any taxable event arising as a result of the Performance Awards, the employer may satisfy the tax withholding required by withholding Common Units having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined as nearly equal as possible to (but no more than) the total minimum statutory tax required to be withheld. The obligations of the Company and EQM Services under this Agreement will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8.    EQT Plan Controls. This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the EQT Plan and the EQM Plan, as the same may be amended from time to time, as well as to such rules and regulations as the EQT Compensation Committee may adopt for administration of the EQT Plan and the EQM Plan. Notwithstanding anything to the contrary in the EQT Plan or the EQM Plan, it is expressly understood that only the EQT Compensation Committee is authorized to interpret and administer the EQT Plan, the EQM Plan and this Agreement, and to make all decisions and determinations as it may deem necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee, the Company and EQM Services. In the event of any actual or alleged conflict between the provisions of the EQT Plan, the EQM Plan and/or this Agreement, the provisions of the EQT Plan (and not the EQM Plan) shall be controlling and determinative. Any conflict between this Agreement and the terms of a written employment agreement with Grantee that has been approved, ratified, or confirmed by the EQT Compensation Committee, the EQT Board or the GP Board prior to the Grant Date shall be decided in favor of the provisions of such employment agreement.

9.     Source of Common Units. The Performance Awards are granted under the EQT Plan, which allows such awards to be settled in cash, common stock of the Company, or other property. The Performance Awards are also granted under the EQM Plan, which allows such awards to be settled in cash, Common Units, or other property. The Common Units to be issued to Grantee upon settlement of Confirmed Performance Awards hereunder (a) constitute “other property” within the meaning of the EQT Plan and (b) shall count against the number of Common Units reserved for issuance under the EQM Plan.

10.    Recoupment Policy. Common Units, cash or other property awarded hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the EQT Board or any committee of the EQT Board, to the extent such policy is applicable to the Performance Awards.

11.    Relationship to Other Benefits. The Performance Awards shall not affect the calculation of benefits under the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates, except to the extent specifically provided in such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Agreement regardless of whether the Threshold Performance Goal was attained.

12.    Amendment. Subject to the terms of the EQT Plan and/or the EQM Plan, this Agreement may be modified or amended by the EQT Compensation Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee. Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the EQT Plan and/or the EQM Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and related regulations or other guidance and federal securities laws.
13.    Successor. All obligations of the Company under the EQT Plan and this Agreement, or of EQM Services under the EQM Plan and this Agreement, with respect to the Performance Awards, shall be binding on any successor to the Company or EQM Services, as the case may be, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or EQM Services, as the case may be.
14.    Applicable Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

15.    Notice. Except as may be otherwise provided by the EQT Plan or the EQM Plan or determined by the EQT Compensation Committee and communicated to Grantee, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records or, if to the Company or EQM Services, at the Company’s or EQM Services’ principal executive office, Attention: Corporate Director, Compensation and Benefits.

16.    Dispute Resolution. Notwithstanding anything to the contrary in the EQT Plan or the EQM Plan, Grantee may make a claim only to the EQT Compensation Committee with regard to a payment of compensation provided herein. If the EQT Compensation Committee receives a claim in writing, the EQT Compensation Committee must provide notice to Grantee of the EQT Compensation Committee’s decision on the claim in writing within a reasonable period of time after receipt of the claim (not to exceed 120 days). The notice shall set forth the following information:
(a)The specific basis for its decision,

(b)	Specific reference to pertinent Agreement, EQT Plan, or EQM Plan provisions on which the decision is based,

(c)	A description of any additional material or information necessary for Grantee to perfect a claim and an explanation of why such material or information is necessary, and
(d)An explanation of the claim review procedure.

17.    Tax Consequences to Grantee. It is intended that: (i) until the applicable Vesting Date occurs, Grantee’s right to receive Common Units under this Agreement shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; and (ii) until the Performance Awards are converted to Common Units on the applicable Payment Date, Grantee shall have merely an unfunded, unsecured promise to receive such Common Units, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Section 83 of the Code.
18.    Plan and Company Information. Grantee may access important information about the Company, the EQT Plan, and the EQM Plan through the Company’s Knowledge Center and website. Copies of the EQT Plan, EQT Plan Prospectus, EQM Plan, and EQM Plan Prospectus can be found by logging into the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com, and clicking on the “Stock Plans” tab and then “EQM Performance Awards” and “Plan Information and Documents.” Copies of the Company’s most recent Annual Report on Form 10-K and Proxy Statement can be found at www.eqt.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Copies of EQM’s most recent Annual Report on Form 10-K can be found at www.eqtmidstreampartners.com by clicking on the “Investors” link on the main page and then “SEC Filings.” Paper copies of such documents are available upon request made to the Company’s or EQM’s Corporate Secretary, as appropriate.

EXHIBIT A

Determination and Vesting of Performance Awards

The target number of Performance Awards subject to this Award is described in the 2014 EQM Value Driver Performance Award Agreement to which this Exhibit A is attached (the “Target Award”). Grantee may earn and vest in 0% to 300% of the Target Award, depending on (i) EQM’s achievement of a minimum level of EBITDA for 2014, (ii) the EQT Compensation Committee’s determination of the Performance Multiplier, taking into consideration certain financial performance measures and value drivers and individual performance on value drivers, and (iii) Grantee’s continued employment through the applicable Vesting Date(s), as follows:

1.    Between December 31, 2014 and March 1, 2015 (i.e., on the Confirmation Date), the EQT Compensation Committee shall determine and certify EQM’s 2014 EBITDA and the Performance Multiplier applicable to this Award:

(a)
If 2014 EBITDA (as adjusted, if at all, in accordance with Section 2 below) is less than EQM’s 2014 business plan EBITDA, the Performance Multiplier shall be 0% and the entire Award will be forfeited without further consideration or any act or action by Grantee.

(b)
If 2014 EBITDA (as adjusted, if at all, in accordance with Section 2 below) is equal to EQM’s 2014 business plan EBITDA or above, the Performance Multiplier will be 300%, subject to the EQT Compensation Committee’s discretion to determine that a lower Performance Multiplier shall apply to this Award. In exercising such discretion, the EQT Compensation Committee shall consider and be guided by the following considerations: (i) the financial performance measures and value drivers of the applicable short-term incentive program of the Company for calendar year 2014, and (ii) if desired, Grantee’s individual performance on his or her 2014 EQM-related value drivers. Notwithstanding its certification of the Performance Multiplier on the Confirmation Date, the EQT Compensation Committee may further reduce the Performance Multiplier at any time prior to December 31, 2015 in the event that any of the value driver results used to originally determine the Performance Multiplier are determined to be materially inaccurate, regardless of whether misconduct of any person was involved or whether the inaccuracy leads to a restatement of financial results. The EQT Compensation Committee may choose not to reduce the Performance Multiplier based on the facts and circumstances or legal constraints.

2.    2014 EBITDA is subject to adjustment as follows:

(a)
The EQT Compensation Committee may, in circumstances determined by the EQT Compensation Committee to be appropriate in its discretion, adjust 2014 EBITDA upward or downward for the impact on such financial measure resulting from (i) extraordinary items, (ii) a new lease related to the Allegheny Valley Connector, (iii) acquisitions and/or dispositions less than $100 million, and/or (iv) any recast of EQM’s 2014 financial statements related to EQM’s acquisition of assets under common control.

(b)
In the event any acquisition by EQM from the Company and/or any of its Affiliates included in EQM’s 2014 business plan is not consummated in the month reflected in such business plan but is consummated on or prior to December 31, 2014, 2014 EBITDA may be adjusted upward or downward to reflect the impact of the acceleration or delay of the closing date of such acquisition, as determined by the EQT Compensation Committee to be appropriate in its discretion.

(c)
In the event any acquisition by EQM from the Company and/or any of its Affiliates included in EQM’s 2014 business plan is not consummated on or prior to December 31, 2014, 2014 EBITDA shall be adjusted to include the planned impact of such acquisition.

3.    Grantee’s Confirmed Performance Awards shall be determined by multiplying the Target Award by the Performance Multiplier. Notwithstanding the above, if an EQT Change of Control, an EQM Change of Control or a Unit Delisting Event occurs on or before the Confirmation Date and while Grantee remains employed by the Company and/or its Affiliates, the number of Confirmed Performance Awards shall equal the Target Award, regardless of the Threshold Performance Goal or any other performance considerations.

4.    The Confirmed Performance Awards shall be further subject to service-based vesting requirements, such that they will vest and convert to Common Units only if and when Grantee remains employed with the Company or any of its Affiliates through the applicable Vesting Date(s), as provided in Section 2 of the 2014 EQM Value Driver Performance Award Agreement.